As filed with the Securities and Exchange Commission on April 14, 1998

                                                           Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              THE TIREX CORPORATION
             (Exact name of registrant as specified in its charter)

              Delaware                                            3282985
  (State or other jurisdiction of                             (I.R.S. Employer
   incorporation or organization)                            Identification No.)

    740 St. Maurice, Suite 201
         Montreal, Quebec                                         H3C 1L5
(Address of Principal Executive Offices)                         (Zip Code)

                         PUERTO RICAN MARKET DEVELOPMENT
                        AND BUSINESS CONSULTING AGREEMENT
                             BETWEEN REGISTRANT AND
                                  ALAN EPSTEIN
                            (Full title of the Plan)

                               Frances Katz Levine
                                 621 Clove Road
                             Staten Island, NY 10310
          (Name and address, including zip code of agent for services)

                                 (718) 981-8485
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
                                             Proposed Maximum    Proposed Maximum       Amount of
Title of Securities          Amount to be     Offering Price    Aggregate Offering     Registration
  to be Registered            Registered        per Share*            Price*               Fee
---------------------------------------------------------------------------------------------------
Common Stock, Par Value,
$.001 Per Share, Issued
Pursuant to Compensation
Agreement With
Alan Epstein                  1,000,000           $ 0.35             $350,000            $106.06

           TOTAL              1,000,000           $ 0.35             $350,000            $106.06

===================================================================================================

* Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the closing bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on April 9, 1998.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference

      The following documents are incorporated by reference in this registration statement.

(a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, filed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) Registrant's quarterly reports on Forms 10-QSB for the fiscal quarters ended September 30, 1997 and December 31, 1997, filed pursuant to Section 15(d) of the Exchange Act, and Registrant's Current Reports on Form 8-K, dated July 11, 1998, (filed with the Commission on August 13, 1998) and dated February 3, 1998 (filed with the Commission on February 17, 1998.

      All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Act and Sections 13(a), 13(c), and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

      The authorized capital stock of Registrant consists of seventy million shares (70,000,000), par value $.001 per share, of which sixty-nine million, nine hundred thousand (69,900,000) shares are designated Common Stock par value $.001 per share, and one hundred thousand (100,000) shares are designated Open Stock, par value $.001 per share. The Open Stock may be issued from time to time, in one or more classes, or one or more series within any class thereof, in any manner permitted by law, as determined from time to time by Registrant's board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by Registrant's board of directors pursuant to authority vested in it in Registrant's Certificate of Incorporation, each class or series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number designation or title. All shares of stock in such classes or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions, providing  for the  issuance of such  shares  adopted by  Registrant's  board of directors pursuant to authority vested in Registrant's Certificate of Incorporation. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by Registrant's board of directors pursuant to authority vested in it in Registrant's Certificate of Incorporation.

      Registrant's board of directors may determine the times when, the terms under which and the consideration for which Registrant shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by Registrant.

      The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share hold. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

      Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

Item 5.  Interest of Named Experts and Counsel.

      Frances Katz Levine, counsel to the Registrant, is employed by Registrant as its corporate and securities counsel. She resigned her positions as a director and as Secretary of the Registrant on December 22, 1996. Her resignation was not caused by any disagreement with the Registrant on any matter relating to the Registrant's operations, policies, or practices. Ms. Levine is the record and beneficial owner of approximately 6.9% of the Registrant's issued and outstanding common stock.

Item 6.  Indemnification of Directors and Officers.

      As permitted by sections 102 and 145 of the Delaware General Corporation Law, the Registrant's certificate of incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the Delaware General

Corporation Law or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

      The Registrant's bylaws provide for indemnification of officers, directors and employees, and the Company has entered into an indemnification agreement with each officer and director of the Registrant (an Indemnitee"). Under the bylaws and such indemnification agreements, the Registrant must indemnify an Indemnitee to the fullest extent permitted by Delaware law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or employee of the Registrant. The
Registrant is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action, and the Indemnitee may sue to enforce his or her right to indemnification or advancement of expenses.

      There is no litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 7.  Exemption From Registration Claimed.

      Not applicable.

Item 8.  Exhibits.

      The exhibits filed as a part of this Report are as follows:

4.1 Puerto Rican Market Development Agreement, dated April 13, 1998 between Registrant and Alan Epstein

4.2   Option To Purchase Common Stock, dated April 13, 1998

5.1 Opinion of Frances Katz Levine, Esq., regarding the legality of the securities being registered under this Registration Statement.

24.1  Consent  of  Nervoso,  Pivirotto,   Pinkham  &  Foster,  Certified  Public
      Accountants, LLC Independent Auditors for the Registrant.

24.2 Consent of Frances Katz Levine, Esq., counsel for the Registrant (set forth in the opinion of counsel included as Exhibit 5.1).

Item 9.  Undertakings.

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities /Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 13th day of April 1998.

                                                THE TIREX CORPORATION



                                                By /s/ Terence C. Byrne
                                                   -----------------------------
                                                     Terence C. Byrne, President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                 Title                           Date
        ---------                 -----                           ----

/s/ Terence C. Byrne              President, Chief
---------------------------       Executive Officer and           April 13, 1998
  Terence C. Byrne                Chief Financial Officer


/s/ Louis V. Muro                 Vice President in               April 13, 1998
---------------------------       Charge of Engineering
  Louis V. Muro

/s/ John L. Threshie, Jr.         Secretary and Vice              April 13, 1998
---------------------------       President of Operations
  John L. Threshie, Jr.

A Majority of the Board of Directors

/s/ Terence C. Byrne              Director                        April 13, 1998
---------------------------
  Terence C. Byrne

/s/ Louis V. Muro                 Director                        April 13, 1998
---------------------------
  Louis V. Muro

/s/ John L. Threshie, Jr.         Director                        April 13, 1998
---------------------------
  John L. Threshie, Jr.

/s/ John G. Hartley               Director                        April 13, 1998
---------------------------
  John G. Hartley

                               INDEX TO EXHIBITS

Exhibit
Number      Description of Documents                                        Page
------      ------------------------                                        ----

4.1         Puerto Rican Market Development Agreement,                        9
             dated April 13, 1998 between Registrant
             and Alan Epstein

4.2         Option To Purchase Common Stock,                                 18
             dated April 13, 1998

5.1         Opinion of Frances Katz Levine, Esq.,                            24
             regarding the legality of the securities being registered under this Registration Statement.

24.1        Consent of Nevoso, Pivirotto, Pinkham & Foster,                  26
             Certified Public Accountants,
             LLC Independent Auditors for the Registrant.

24.2        Consent of Frances Katz Levine,
             counsel for the Registrant (set forth
             in the opinion of counsel included as Exhibit 5.1).